 As filed with the Securities and Exchange Commission on July 25, 2011

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

_______________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒

Preliminary Information Statement

☐

Confidential, for the use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐

Definitive Information Statement

ALPINE AIR EXPRESS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒

No fee required

☐

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

☐

Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount Previously Paid: $

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed

Alpine Air Express, Inc.

1177 Alpine Air Way

Provo, Utah 84601

(801) 373-1508

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

_______________, 2011

To the Stockholders of Alpine Air Express, Inc.:

Notice is hereby given that the Special Meeting of Stockholders of Alpine Air Express, Inc., a Delaware corporation (“Alpine Air”), will be held at 1177 Alpine Air Way, Provo, Utah on _________, ____________, 2011, at __________, local time, for the following purposes:

1.  To consider and vote upon a proposal to amend the Certificate of Incorporation to effect a 1-for-2,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by amending our Certificate of Incorporation followed by the purchase by Alpine Air of all fractional shares resulting from the Reverse Stock Split, as further described in the accompanying Information Statement, which, if approved, would enable the Company to cease its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and thereby forgo many of the expenses associated with operating as a public company subject to Securities and Exchange Commission reporting obligations. A copy of the proposed amendment to the Certificate of Incorporation for the Reverse Stock Split is attached as Annex A to the accompanying Information Statement.

2.   To consider and vote upon a proposal to amend the Certificate of Incorporation to effect a 2,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split and repurchase of fractional shares, the “Transaction”) of the Common Stock immediately following the Reverse Stock Split of the Common Stock.  A copy of the proposed amendment to the Certificate of Incorporation for the Forward Stock Split is attached as Annex A to the accompanying Information Statement.

As a result of these proposed amendments, (a) each share of Common Stock held immediately prior to the effective time of the Reverse Stock Split by our stockholders holding fewer than 2,000 shares will be converted into the right to receive $0.16482 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share (the “Consideration Price”), and (b) each share of Common Stock held immediately prior to the effective time of the Reverse Stock Split by our stockholders holding 2,000 or more shares  will continue to represent one share of Common Stock after completion of the Transaction.

3.  To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

After careful consideration, our Board of Directors (the “Board”) and a Special Committee of the Board (the “Special Committee”) concluded that the costs associated with our being a “public” company are not justified by the benefits. We intend to engage in a transaction that will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense and management and staff time required to comply with the reporting and related requirements under these laws. The Transaction consists primarily of a Reverse Stock Split of our common stock whereby each 2,000 shares of our common stock will be converted to one share of our common stock, with holders of less than one whole share after completion of the Reverse Stock Split entitled to receive cash in lieu of fractional interests in an amount equal to $0.16482 per share for each pre-split share that becomes a fractional interest. As a result, stockholders owning fewer than 2,000 shares of our common stock on a pre-split basis at the close of business on ________, 2011 (the “Record Date”) will no longer be stockholders of the Company. The $0.16482 per share price to be paid for fractional shares represents a fair value for a share of our common stock as determined by the Special Committee, which was established by the Board to evaluate and review the transaction. The Special Committee based this determination upon, among other things, the fairness opinion of HVA, an independent valuation firm. Stockholders owning 2,000 or more shares of our common stock on a pre-split basis on the Record Date will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the Reverse Stock Split. Following the Reverse Stock Split, we will affect a 2,000-for-1 Forward Stock Split affecting stockholders who, following the Reverse Stock Split, continue to own at least one whole share of our common stock, whereby each one outstanding share of common stock will be divided into 2,000 whole shares.

The Special Committee and the Board reviewed the proposed transaction and considered its fairness to unaffiliated stockholders who own fewer than 2,000 shares, as well as those stockholders owning 2,000 or more shares. The Special Committee received a fairness opinion from Houlihan Valuation Advisors with regard to the per share cash amount to be paid to the stockholders that receive cash in lieu of fractional shares in the transaction. After careful consideration, the Special Committee and the Board determined that the transaction is fair and in the best interests of Alpine Air and our unaffiliated stockholders.  As such, the Special Committee and the Board recommend that you vote “FOR” the proposals to amend our Certificate of Incorporation.

The foregoing items of business are more fully described in the Information Statement accompanying this notice.   We are not aware of any other matters that will come before the Special Meeting.  Stockholders of record at the close of business on [                          ], 2011, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON ______________, 2011 (THE “RECORD DATE”), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING.

THE ATTENDANCE AT AND/OR VOTE OF EACH STOCKHOLDER AT THE SPECIAL MEETING IS IMPORTANT AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND.

The Company’s offices are located 1177 Alpine Air Way, Provo, Utah 84601.

By Order of the Board of Directors,

Eugene R. Mallette

Chief Executive Officer

PRELIMINARY COPY, SUBJECT TO COMPLETION

DATED _________________, 2011

Alpine Air Express, Inc.

1177 Alpine Air Way

Provo, Utah 84601

(801) 373-1508

INFORMATION STATEMENT

This Information Statement is furnished to stockholders of Alpine Air Express, Inc., a Delaware corporation (“Alpine Air”), in connection with the solicitation, by order of the Board of Directors of Alpine Air, of proxies to be voted at the Special Meeting of Stockholders to be held on _____________, ______________, 2011, at ____________________ at 9:00 A.M., local time, and at any adjournment or adjournments thereof (the "Special Meeting"). This Information Statement were first mailed to stockholders of Alpine Air on or about ________________, accompanied by Alpine Air’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

At the Special Meeting, stockholders are being asked to consider and vote upon proposals:

1.  To consider and vote upon a proposal to amend the Certificate of Incorporation to effect a 1-for-2,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by amending the Certificate of Incorporation followed by the purchase by Alpine Air of all fractional shares resulting from the Reverse Stock Split, as further described in the accompanying Information statement, which, if approved, would enable the Company to cease its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and thereby forgo many of the expenses associated with operating as a public company subject to Securities and Exchange Commission reporting obligations. A copy of the proposed amendment to the Certificate of Incorporation for the Reverse Stock Split is attached as Annex A to the accompanying Information statement.

2.   To consider and vote upon a proposal to amend the Certificate of Incorporation to effect a 2,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split and purchase of fractional shares, the “Transaction”) of the Common Stock immediately following the Reverse Stock Split of the Common Stock and purchase of fractional shares.  A copy of the proposed amendment to the Certificate of Incorporation for the Forward Stock Split is attached as Annex A to the accompanying Information statement.

3.  To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

As a result of the Transaction:

•

Each share of Common Stock held by a stockholder holding fewer than 2,000 shares immediately prior to the effective time of the Reverse Stock Split own name will be converted into the right to receive $0.16482 in cash, without interest, on a pre-split basis (the “Consideration Price”).

•

Each share of Common Stock held by a stockholder of record (as identified in our records of security holders) holding 2,000 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.

Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not affect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by stockholders.

After the Transaction, we anticipate that we will have fewer than 300 “record holders” (as defined by Rule 12g5-1 of the Exchange Act), which consists of our stockholders of record (as identified in our records of security holders). In that event, we intend to terminate the registration of our Common Stock under the Securities Exchange Act of

Draft 7/20/2011

1934, as amended (the “Exchange Act”).  As a result, effective on and following the termination of the registration of our Common Stock under the Exchange Act, we would no longer be subject to the reporting requirements under the Exchange Act, or to the internal control audit and other requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).   Any trading in our Common Stock after the Transaction and deregistration under the Exchange Act will only occur, if at all, in privately negotiated sales or in the “Pink Sheets®.”

Draft 7/20/2011

TABLE OF CONTENTS

Page No.
SUMMARY TERM SHEET
Reverse Stock Split
Forward Stock Split
Record Date
Effective Date
Purpose of Transaction
Fairness of Cash Payments
Opinion of Advisor to the Special Committee
Approval of special Committee and the Board
Effects of Transaction
Source of funds
Tax Consequences
Payment and Exchange of Shares
Continuing Stockholders
Stockholders with Shares Held in Street Name
Shareholder Approval
SPECIAL FACTORS
Background of the Transaction
Special Committee’s and Board’s Recommendations of the Transaction
Purpose of and Reasons for the Transaction
Reasons for the Transaction
Factors Considered by the Special Committee
Alternatives to the Transaction
Sale of the Company
Issuer Tender Offer
Odd-Lot Repurchase Program
Stock Repurchase Program
Effects of the Transaction
Effects of the Transaction on our Stockholders
Effects of the Transaction on our Affiliates
Potential Disadvantages of the Transaction to Stockholders
Financial Effects of the Transaction
Trading Market for the Company’s Stock
Reports, Opinions or Appraisals
Opinion of Houlihan Valuation Advisors
HVA Valuation as of March 31, 2011
Subsequent Events to the March 31, 2011 Valuation
Other Considerations
Summary of HVA’s Analysis
Review of Company Operating Results
Profitability
EBITDA
Turnover Ratios
Financial Risk & Liquidity
Guideline Company Analysis
Comparable Transaction Analysis
Income Approach – Single Period Capitalization Analysis
Analysis of Recent Transactions of Alpine Stock
Hypothetical Liquidation Value
Relevant Market and Economic Factors
Conduct of Our Business After the Transaction
Related Party Transactions
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons
Recent Market Prices of Our Common Stock
Source and Amount of Funds
INFORMATION ABOUT THE COMPANY
Background
Routes and Delivery
Industry Overview
Employees
Properties
Market for Common Stock
Dividends
Directors and Executive Officers
Executive Compensation
Summary Compensation Table
Options/SAR Grants
Aggregated Option/SAR Exercises and Fiscal year-End Option/SAR Value Table
Pension Table
Compensation of Directors
Termination of Employment and Change of Control Arrangement
Security Ownership of Certain Beneficial Owners and Management
Stockholder Proposals
MEETING AND VOTING INFORMATION
Recommendation of the Board of Directors
Shareholder Approval
Effectiveness of the Transaction
Dissenters and Appraisal Rights
Access Rights
Stockholder Proposals
Stockholders Sharing the Same Last Name and Address
Other Business
Exhibits
Certificate of Amendment
Alpine Air annual report on From 10K for the Year Ended October 31, 2010
Alpine Air quarterly report on Form 10Q for the quarter ended April 30, 2011

Draft 7/20/2011

SUMMARY TERM SHEET

The following summary term sheet, highlights certain information about the proposed Transaction, but may not contain all of the information that is important to you. For a more complete description of the Transaction, we urge you to carefully read this Information statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this Information statement where you can find a more complete discussion of the items listed below.

As used in this Disclosure Document, “Alpine Air,” the “Company”, “we,” “our” and “us” refer to Alpine Air Express, Inc. and its subsidiaries, and the “Transaction” refers to the Reverse Stock Split and Forward Stock Split discussed below, together with the related cash payments to the stockholders in lieu of fractional shares of our common stock.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it is intended to, and, if completed, it will enable us to, terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Stock Split	•

We will effect a share combination, or “Reverse Stock Split,” of our common stock, whereby each 2,000 outstanding shares of common stock will be converted into one whole share, and in lieu of our issuing fractional shares to stockholders owning less than one whole share of common stock after effectiveness of the share combination, we will pay cash equal to $0.164820, multiplied by the number of pre-split shares held by a stockholder who owns fewer than 2,000 shares immediately prior to the split. Stockholders with fewer than 2,000 shares immediately prior to the split will have no further equity interest in Alpine Air and will become entitled only to a cash payment equal to $0.164820, multiplied by the number of pre-split shares. See “Background—Structure of the Transaction” starting on page 7.

Forward Stock Split	•

Following the Reverse Stock Split, we will effect a 2,000-for-1 share division, or “Forward Stock Split,” for those stockholders who own at least one whole post-Reverse Stock Split share by increasing each outstanding share of common stock from one to 2,000 shares. See “Background—Structure of the Transaction” starting on page 7.

Record Date	•	, 2011

Effective Date	•	, 2011

Purpose of Transaction	•

The primary purpose of the Transaction will be to reduce the number of our stockholders of record to less than 300, thereby allowing us to “go private.” We would do so by filing a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g) of the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules, which require us to distribute proxy statements to our stockholders. See “Special Factors—Purpose of the Transaction” starting on page 9.

Fairness of Cash Payments	•

The Special Committee retained the firm of Houlihan Valuation Advisors (“HVA”), an independent valuation firm, to render an opinion to the Special Committee, as to the fairness, from a financial point of view, to our stockholders. See “Special Factors—Reports, Opinions or Appraisals” starting on page 17.

Opinion of Advisor to the Special Committee	•

HVA, which served as the valuation advisor to the Special Committee, has delivered to the Special Committee a written opinion that, as of July 21, 2011, the transaction is fair to the stockholders of Alpine Air and the consideration to be paid to unaffiliated stockholders who will receive cash payments in lieu of the issuance of fractional shares resulting from the Reverse Stock Split, is fair from a financial point of view to such stockholders as well as fair to the unaffiliated stockholders that will remain stockholders of Alpine Air. See “Special Factors—Reports, Opinions or Appraisals” starting on page 17.

Approval of Special Committee and the Board	•

After careful consideration, the Special Committee and the Board have determined that the Transaction is substantively and procedurally fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Transaction and those who will retain shares of common stock following the consummation of the Transaction. See “Special Factors—Factors Considered by Special Committee” starting on page 11.

-5-
Effects of Transaction	•

Following the completion of the Transaction, each remaining stockholder, including affiliates and members of management owning common stock, will own an increased percentage of our outstanding common stock than such stockholder held prior to the Transaction. We do not currently anticipate any changes in our Board or management following the Transaction. We have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets as a result of the Transaction.  The Transaction will eliminate our ability to be traded on the OTCBB and our stock would only be able to be listed on the “Pink Sheets” which could further reduce the liquidity of our stock. See “Special Factors—Effects of the Transaction” starting on page 14.

Source of Funds	•	The funds for the Transaction will come from our currently available cash. See “Source and Amount of Funds” starting on page 26.

Tax Consequences	•

A stockholder who receives no cash payment as a result of the Transaction will not recognize any gain or loss for federal income tax purposes. A stockholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock. See “Federal Income Tax Consequences of the Transaction” starting on page 27.

Payment and Exchange of Shares	•

As soon as practicable after the Transaction, our exchange agent will send each stockholder owning fewer than 2,000 pre-Reverse Stock Split shares an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each such stockholder will be entitled to receive the cash payment, without interest, from the exchange agent. See “Special Factors—Effects of the Transaction” starting on page 14.

Continuing Stockholders	•

Stockholders owning 2,000 or more shares of our common stock on the Record Date will continue to be a stockholder after the Reverse Stock Split becomes effective and their post-Reverse Stock Split shares of common stock will immediately thereafter be subject to the Forward Stock Split. Such stockholders will not receive any cash payment for their whole or fractional shares. See “Special Factors—Effects of the Transaction” starting on page 14.

Stockholders With Shares Held in Street Name	•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Document is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding common stock in street name in substantially the same manner as stockholders whose shares are registered in their names for purposes of the transaction. However, banks, brokers or other nominees may have different procedures, and stockholders holding common stock in street name should contact their bank, broker or nominee regarding the treatment of their shares.

Shareholder Approval

A majority of our stockholders, as a percentage, will be required to approve the Transaction at the special meeting.  Management and principal stockholders which own in excess of approximately 85% of Alpine Air intend to vote in favor of the Transaction.

SPECIAL FACTORS

Background of the Transaction

We have been a public company since 2000 when our stock was first listed on the over the counter bulletin board.  Originally, we decided to become a public company in the hopes we could raise additional capital and seek acquisitions to help grow our business and provide additional opportunities to expand our operations. Since we initially became a public company, we have not raised any significant capital and have been unable to complete any acquisitions or mergers.  Additionally, our common stock has not been actively trading having low volume with a current stock price around $0.____, which is less than our book value.  Based on our past history of being public, management has been evaluating the advantages and disadvantages of being public, including the costs associated with our SEC filing requirements.  Management believes that without much benefit from being public, it would be in the best interest of the Company to seek to terminate our reporting obligations with the SEC and use the time and money currently spent on such reporting obligations on growing our business.

In recent years, we have derived minimal benefits from being an SEC-reporting company. Our common stock has failed to attract significant interest from institutional investors or market research attention, which could have created a more active and liquid market for our common stock. Relatively low trading volume of our shares and our low market capitalization have reduced the traditional liquidity benefits of being a public company to our stockholders. Our Board does not presently intend to raise capital through sales of securities in a public offering or to acquire other businesses or entities using stock as consideration. Accordingly, we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a reporting company may offer.

We incur direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on public companies. Our direct costs include legal, accounting, filing and printing fees that we incur in connection with the preparation, review, filing and dissemination of our public reports. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.

In light of these circumstances, our management from time to time in the past few years has considered alternatives to being public including selling the Company or termination of the registration of our common stock under the Exchange Act, with the view that such termination would relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act.  At a Board meeting held on October 26, 2010, management suggested that potentially terminating our Exchange Act registration be added as an item of discussion and at such meeting a Special Committee of the Board was created to explore various options including ceasing our reporting obligations with the SEC.

Special Committee’s and Board’s Recommendations of the Transaction

•

The Board created the Special Committee to determine the fairness to our stockholders of engaging in a transaction that enables us to cease our periodic reporting obligations under the Exchange Act, the various alternatives for consummating such a transaction and to recommend to the full Board the structure of such a transaction and the recommended terms thereof. In that regard, the Special Committee considered the purposes of and certain alternatives to the Transaction, the related advantages and disadvantages to us and our unaffiliated stockholders of the Transaction, and the fairness of the consideration price both to unaffiliated non-continuing stockholders that would be cashed out and to unaffiliated continuing stockholders.

•

The Special Committee consisted of Joseph O. Etchart and Ronald L. Pattison, each of whom is independent as the term is defined under NASDAQ Rule 5605(a)(2).  The Special Committee retained an independent valuation firm, HVA, which has provided the Special Committee with a valuation analysis of our Common Stock to assist the Special Committee in determining whether the consideration price to be received by our unaffiliated stockholders for their shares of Common Stock to be cashed-out as a result of the Transaction is fair from a financial point of view to such unaffiliated non-continuing stockholders and whether the Transaction is in the best interests of, and the price to be paid per fractional share is fair to, all our unaffiliated stockholders.

•

Following the Special Committee’s review of the valuation report of our common stock prepared by HVA, as updated, and careful consideration of other factors relating to the fairness of the Transaction, the Special Committee determined that the Transaction is in the best interests of, and the price to be paid per fractional share is fair to, all our unaffiliated stockholders, including unaffiliated non-continuing stockholders being cashed out and unaffiliated continuing stockholders.  The Special Committee unanimously recommended the Transaction to the full Board. Based in part on such recommendation, the Board unanimously determined that the Transaction is in our best interests and in the best interests of our stockholders, including all unaffiliated non-continuing stockholders and unaffiliated continuing stockholders.

In 2009, Alpine Air engaged an outside firm to assist with either seeking a capital investment or potential buyout of Alpine Air.  After almost two years of this process and multiple discussions, the Board determined that no serious or realistic offers were being presented regarding either an investment in the Company or a purchase.  In 2011, after determining such efforts with the outside firm were not progressing to meaningful offers or investments, the outside firm was terminated.  With this process not proving fruitful, management of Alpine Air began to explore what other options where available to Alpine Air and its stockholders.  From these discussions, management determined that it would not be seeking any future financing in the near term believing the current operations did not need additional capital and no new opportunities were believed to exist in the near term to warrant fund raising.  Additionally, management determined they did not foresee future acquisitions in the near term given the state of the economy, current business operations and potential synergistic acquisitions.  As such, management began investigating whether there were any benefits to being a “public company” given the time and costs associated with SEC filings.

Since we first went public more than ten years ago, we have not raised capital, been able to acquire other businesses and with no plans to do either in the future, our Board of Directors started to follow up on management’s initial view of whether we were receiving enough benefits to warrant the costs and time of being an SEC reporting company.  In 2010, our management requested an overview of the requirements to potentially exit the reporting requirements and possibly cease being a public company.  From these initial discussions, at a Board of Directors meeting on November 30, 2010, the directors decided to appoint a Special Committee made up of independent directors to analyze the options available to Alpine Air.  The Board of Directors appointed Joseph O. Etchart and Ronald L. Pattison to the Special Committee. The Special Committee than retained legal counsel to assist them in the process of analyzing the various options available to Alpine Air.

As part of the Special Committee’s analysis, it was determined that a valuation of Alpine Air’s common stock should be obtained.  After interviewing several valuation firms and obtaining bids from these firms, HVA was selected to complete a valuation of Alpine Air’s common stock.  On March 16, 2011, HVA was retained to complete a valuation on behalf of the Special Committee.  The Special Committee continued to meet holding eight meetings: December 1, 2010, December 6, 2010, January 14, 2011, January 21, 2011, April 14, 2011, May 4, 2011, June 1, 2011 and July 22, 2011.  HVA had a representative present at the January 21, 2011 meeting to discuss HVA’s qualifications and a representative was present at the June 1, 2011, meeting to discuss the valuation.  The Special Committee worked with HVA and on May 4, 2011, HVA delivered to the Special Committee a draft valuation of Alpine Air.  After reviewing the valuation, the Special Committee on May 25, 2011, reported to the Board of Directors its findings and the HVA valuation.  The Special Committee indicated to the Board it would engage HVA on the valuation and seek a fairness opinion on the proposed Transaction as it relates to the price to be paid to unaffiliated non-continuing stockholders and to unaffiliated continuing stockholders.  On July 23, 2011, the Special Committee at the Board of Directors meeting also made the recommendation that after review of all of the alternatives of staying a reporting company, seeking a potential sale, engaging in a tender offer to repurchase the minority stockholders or seeking to deregister our stock and leave the reporting system, the later was the best alternative and would provide some flexibility to the future direction of Alpine Air.  By only reducing our overall stockholder base to a level which would allow us to leave the SEC reporting system, we accomplished our goal of reducing costs and management time but provided flexibility if we should seek to raise capital in the future or seek acquisitions.  We also could always seek to repurchase our minority interests later or sell the company if we received an offer the board felt was appropriate.

From the recommendation of our Special Committee, the Board of Directors authorized on January 26, 2011 the Special Committee continue to move forward with the option of reducing our stockholder base to a level that would allow us to exit the reporting obligations with the SEC.  The Special Committee under this direction hired HVA to prepare a valuation to estimate the fair value of Alpine Air’s stock which would be used to determine what price to pay our stockholders that would receive a fractional share on a Reverse Stock Split.  On July 21, 2011, HVA provided an updated letter to the Special Committee advising them of certain changes to the estimate of the fair value of Alpine Air subsequent to the March 31, 2011 valuation date with a revised estimate.  The updated letter included, among other items, information from the April 30, 2011 financial statements of Alpine Air, recent trading activity of Alpine Air’s stock and the reduction in the number of outstanding shares of common stock.  On July 22, 2011, HVA delivered its fairness opinion to the Special Committee.  The Special Committee presented this fairness opinion to the Board of Directors on July 23, 2011 at a special meeting of the Board of Directors.  At such meeting the Board of Directors unanimously agreed to move forward with a Reverse Stock Split followed by a purchase of all fractional shares followed by the Forward Stock Split.  The Board also unanimously approved the plan to terminate our reporting obligations with the SEC after the Transaction was complete.

Purpose of the Transaction

The purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300 so that we will be eligible to terminate the public registration of our common stock under the Exchange Act. Provided that the Transaction has the intended effect, we will file to terminate the registration of our common stock by filing a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g) of the Exchange Act as soon as possible after consummation of the Transaction to terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our periodic reporting obligations.

We anticipate that the number of shares of common stock issued and outstanding will be reduced from 34,370,857 to approximately 17,023 pursuant to the Reverse Stock Split. After completion of the proposed acquisition of fractional share interests of all stockholders owning less than one whole share after the Reverse Stock Split, we anticipate that the total number of beneficial stockholders of our common stock will be reduced from approximately 701 to 244, and the number of shares of common stock issued and outstanding to be further reduced to 17,022. The cash out of fractional stockholder interests represents, on a Reverse Stock Split basis, the anticipated cancellation of 163 shares of common stock (325,606 pre-Reverse Split Shares), or approximately 0.1% of our outstanding shares of common stock on the Record Date.

As a result of the Forward Stock Split, the total number of shares of our common stock issued and outstanding will increase on a similar basis. We anticipate that the number of shares of common stock issued and outstanding will be increased from 17,023 to approximately 34,045,251 pursuant to the Forward Stock Split.  The corporate action will not affect the authorized shares of Alpine Air.  We will still have 100,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock, par value $0.001 per share following the corporate action.

We estimate that the total cash to be paid to stockholders holding less than one whole share as a result of the Transaction will be approximately $53,666. In addition, the expenses incurred to effect the Transaction are estimated to be $100,000. These costs and expenses are expected to be paid out of our currently available cash.  The fractional shares acquired in the Transaction will be retired and returned to the status of authorized but unissued shares of common stock.

Other than as described herein, we do not currently have any plans or agreements that would relate to or result in:

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present Board or management, including any plans or proposals to change the number or term of directors; or

•	any other material change in our business or corporate structure.

Reasons for the Transaction

Although we have been a public company and SEC-reporting company for over 10 years, we believe we have derived only minimal benefits from being a public company. Our common stock has failed to attract significant interest from institutional investors or market research attention. This has resulted in a relatively low trading volume and market capitalization, which has limited the liquidity benefit to our stockholders.   We have not been able to obtain the benefits we hoped for when we went public including raising additional capital and being able to seek acquisitions.

We enjoy very little benefit from being a publicly held company. Benefits of being publicly held typically include:

•	access to the public markets for purposes of raising capital and for acquisitions;

•	access to public markets for liquidity purposes for our stockholders; and

•	the prestige of being a publicly held company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.

Since we are not currently contemplating raising capital or other significant transaction through the issuance of equity in the public markets, our management has been questioning the reasons to remain an SEC reporting company given the related costs and time involved. Since we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a reporting company may offer, management has been investigating the need to remain an SEC reporting company.  The legal requirements of public companies, including those enacted pursuant to the Sarbanes-Oxley Act of 2002, create large administrative and financial burdens for any public company. If we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be approximately $125,000 per year, including legal, accounting and printing fees attributable to such reporting requirements along with the imputed value of our management time related to working on our SEC filings.  This does not include the additional costs resulting from the new XBRL reporting requirements for all upcoming SEC 10Q and 10K filings.

As a small company, with limited managerial resources, we believe that this time could more effectively be devoted to other purposes.  Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives.  As a non-SEC reporting company, we believe management will have the flexibility of being able to devote more time to sustaining long-term growth.

Our management does not believe that it is prudent for us to continue to pay the expense of complying with these legal requirements in light of the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company, such as the development or existence of an active trading market for and liquidity of our common stock, enhanced corporate image, and the ability to use our common stock to attract, retain and grant incentives to employees or acquire other business.

We expect to benefit from cost savings as a result of the Transaction, primarily from avoiding various Exchange Act compliance costs. The Transaction will also allow our management and employees to devote more time and effort to improving our operations by eliminating the time spent complying with our financial and other reporting requirements under the Exchange Act and managing stockholder relations.

Moreover, the Transaction will provide stockholders who own fewer than 2,000 pre-Reverse Stock Split shares with an efficient way to cash out their investment because we will pay all transaction costs in connection with the Transaction. Otherwise, stockholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our common stock.

The Reverse Stock Split will apply to both stockholders of record and stockholders owning shares of the Company’s common stock in street name held through a nominee such as a bank, broker or other nominee (e.g., Cede & Co.) (a “beneficial owner”). As of June 3, 2011, based on information provided to the Company by Broadridge Financial Solutions, Inc., there were 243 such beneficial owners, which we anticipate will be reduced to approximately 153 following the Transaction. Based on information available to us as of June 3, 2011, we estimate that the Transaction will reduce the total number of stockholders of our common stock from approximately 701 to approximately 244 with our record stockholders being reduced from 432 to approximately 73. The reduction in the number of our record stockholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and will substantially reduce the information required to be furnished by us to our stockholders and to the SEC. The Company’s rationale for applying the Reverse Stock Split ratio of 1-for-2,000 to all stockholders is that if a large enough number of beneficial owners remained following the Transaction, and thereafter became stockholders of record, the Company could again become subject to reporting obligations under Section 12(g) of the Exchange Act. By reducing the number of stockholders of record well below 300 and reducing the number of beneficial owners, we believe we have sufficiently limited the risk of having to re-commence filing reports with the SEC and to re-register under the Exchange Act.

Factors Considered by the Special Committee

In the course of reaching its decision to implement the Transaction, the Special Committee considered various factors that would affect both unaffiliated stockholders who retain their shares of our common stock and those that would be cashed-out. The Special Committee made its determination that the Transaction was fair to our stockholders including (i) our unaffiliated non-continuing stockholders that will be cashed-out and (ii) our unaffiliated continuing stockholders and that the proposed price to be paid for the fractional shares was fair.

In analyzing the Transaction, the Special Committee considered the advantages of being a public company.  The Committee’s review indicates that Alpine Air realizes few if any benefits from being a public reporting company as result of various factors including the following:

•

In recent years, Alpine Air’s common stock is quoted in the over the counter market under the symbol APNX at prices below book value.  Alpine Air’s stock price has declined from a high bid quotation of $0.55 during the quarter ended April 30, 2008 to a high bid quotation of $0.1068 on July 22, 2011.

•

There is limited trading volume in Alpine Air’s stock and any trading takes place on a sporadic basis.  As of July 22, 2011 the reported average daily trading volume for Alpine Air’s common stock for the preceding three months was 5,275 shares.

•

As a result of the low price and low volume, Alpine Air’s stockholders do not receive the traditional public company benefit of increased liquidity of their investment.

•

There is a lack of interest in Alpine Air by institutional investors and Alpine Air is not covered by any analyst.

•

Alpine Air cannot effectively utilize its common stock to attract and retain qualified employees due to its declining value and lack of a liquid trading market.

•

Alpine Air has not utilized its common stock as currency in connection with the acquisition of businesses or assets.

•

Alpine Air’s image is not enhanced by its status as a public company and the lack of analyst coverage, declining prices and low volume actually operate to detract from Alpine Air’s image.

The following factors favoring the Transaction as fair to our unaffiliated stockholders that will be cashed out were considered by the Special Committee:

•

the opinion of HVA that, as of July 22, 2011, the date of its opinion, and based upon and subject to the assumptions made, matters considered and limitations of its review described in its written opinion, the consideration to be paid to stockholders who receive a cash payment in lieu of fractional shares in the Reverse Stock Split is fair, from a financial point of view, to such stockholders as well as to the unaffiliated continuing stockholders;

•	the historical market prices of our common stock and inconsistent volume, creating uncertainty and illiquidity for stockholders.

•	A significant reduction in Alpine Air’s operating expenses and potentially lower rates for D&O insurance;

•

the value being paid to the owners of fewer than 2,000 pre-Reverse Stock Split shares is higher than the market value of Alpine Air’s common stock during the time frame prior to the decision to move forward with the Transaction;

•

the ability of smaller stockholders to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions and to the extent the cash out payments to the fractional stockholders were less than their basis in the stock, they would be entitled to realize a tax loss on the transaction;

•	the ability of stockholders wishing to remain stockholders to purchase sufficient shares in advance of the Record Date to cause them to own more than 2,000 pre-Reverse Stock Split shares;
•

the additional savings in terms of our management’s time that will no longer be spent preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications, although we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws;

•	the inability to realize benefits normally associated with being a public reporting company;
•	potential enhanced competitive abilities because Alpine Air will not be publicly disclosing detailed information about its business and financial condition; and
•

Alpine Air’s common stock would presumably continue to be quoted on the Pink Sheets and although such market may be expected to be even more limited than the current market, there would be potential for liquidity and Alpine Air could continue to provide financial and other information to its stockholders without the need to do so in any specific form or on any specific date.

The following factors favoring the Transaction as fair to our unaffiliated stockholders that will continue to hold our shares after the Transaction were considered by the Special Committee:

•

anticipated reductions in the expenses of compliance with the reporting, proxy statement disclosure and internal controls compliance requirements of U.S. securities laws and the associated management time and attention devoted to these matters;

•	the potential reduction in directors’ and officers’ insurance;

•	the disproportionate current and expected increased cost of regulatory compliance and other necessary public company expenses relative to our current size;

•

our anticipated enhanced competitive position if we cease to be a public reporting company, due to the fact that our competitors are not public reporting companies and are not subject to the same regulatory costs and disclosure obligations to which we currently are; and

As stated above, if we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be approximately $125,000 per year, including legal, accounting, and printing fees attributable to such reporting requirements.  These costs do not include the additional XBRL costs which Alpine Air will have to start incurring for future 10Q and 10K filings.

The most weight was given to the factors relating to the price to be paid for fractional shares and to the disproportionate public company costs and expenses relative to our size that we currently incur. Approximate equal weighting was given to the other factors.

The Special Committee also considered the following potential adverse factors of the Transaction:

•

following the Transaction, the stockholders owning fewer than 2,000 shares of common stock before the Reverse Stock Split will cease to hold any equity interest and will lose their ability to participate in our future growth, if any, or benefit from increases, if any, in the value of our common stock. This factor is mitigated by the fact that these stockholders may purchase shares of our common stock before the Reverse Stock Split in order to exceed the 2,000 share threshold and avoid being cashed out;

•

although we intend voluntarily to disseminate press releases and certain financial and other information about Alpine Air following the Transaction, there will be substantially less information about Alpine Air available to our stockholders and the investing public and the short-swing profits provisions and filing requirements of Section 16 of the Exchange Act would no longer apply to its officers, directors and 10% or greater stockholders;

•	the market for our common stock will become even more illiquid or even non-existent after the Transaction; and

•	the payment for fractional shares is a taxable transaction for stockholders.

•	Alpine Air would no longer be a public reporting company and would not have the ability to raise capital in the public capital markets unless and until it re-registered under the Exchange Act.

The Special Committee did not consider the following factors for the reasons stated below:

•

The sale of the Company since the prior efforts had not proved fruitful and more importantly given the current economic climate, the price of any sale would be depressed compared to a time when the economy is more robust.

The Special Committee, on behalf of the Company, determined that the Transaction was fair to our stockholders including (i) our unaffiliated non-continuing stockholders who will be cashed-out and (ii) our unaffiliated continuing stockholders who will continue to hold our common stock after the Transaction. Following the review and evaluation of the Transaction by the Special Committee, the Board adopted the factors, analysis, and conclusions of the Special Committee and determined that the Transaction was fair to the Company’s unaffiliated stockholders.

The Transaction is being effected without the procedural safeguards set forth in Regulation M-A, which include the majority of directors who are not employees of the Company retaining an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. However, in an effort to ensure procedural fairness to the unaffiliated stockholders, the Board appointed Joseph O. Etchart and Ronald L. Pattison, as the independent directors on the Board, to constitute the Special Committee to review and evaluate a going private transaction and to determine a fair price to be paid to the stockholders to be cashed out should we complete a going private transaction. The Board determined that these directors are “independent” directors based on NASDAQ Rule 5605(a)(2) based on neither of such members: (i) been employed by the Company during the last three years; (ii) has accepted (or had any family member accept) compensation from the Company in excess of $120,000 during any period of twelve consecutive months; (iii) is a family member of any executive officer of the Company; (iv) is or has a family member that is a partner or controlling stockholder in any organization to which the Company made or from which the Company received payments of property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more; (v) is or has a family member who is employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee of such other entity; or (vi) is or has a family member who is a current partner of the Company’s outside auditor or a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during the past three years.  Messrs. Etchart and Pattison are brothers-in-law but they do not believe that relationship prevents them from functioning as disinterested directors and discharging the duties of the Special Committee.   The Board placed no restrictions on the authority of the Special Committee to consider, approve or disapprove a going private transaction.

With respect to the fairness of the Transaction to unaffiliated non-continuing stockholders whose stock would be cashed out in the Transaction and those unaffiliated continuing stockholders, the Special Committee also relied on the HVA opinion that the amount being paid to stockholders whose stock would be cashed out was fair. The procedural fairness to unaffiliated stockholders is also supported by the fact that a stockholder can decide whether to remain a stockholder or be cashed out by buying or selling shares so as to hold more or less than 2,000 shares on the Record Date. Finally, those unaffiliated continuing stockholders who will not be cashed out in the Transaction have the opportunity to benefit from any possible future increase in the value of their shares.

The opinion of HVA to the Special Committee will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested stockholder or representative of such stockholder who has been so designated in writing. We will also send a copy of the opinion or any such presentation by regular, first-class mail or email to any interested stockholder or representative of such stockholder who has been so designated in writing upon written request and at our expense. Additionally, the opinion has also been filed with the SEC as exhibits to our Transaction Statement on Schedule 13E-3.

Alternatives to the Transaction

The Special Committee and Board considered the following alternatives to the Transaction to accomplish the purpose described above in “Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:

•

Sale of the Company. Alpine Air in 2009 engaged a third party investment banking firm to look for potential transactions,   including investments or sale of the Company.  In 2011, all of these efforts were terminated as no realistic offers for the purchase of Alpine Air or the investment in Alpine Air were received.   The Special Committee did not think based on the Alpine Air’s past experience related to any sales opportunities and given the general state of the economy that a sale would be realistic at the present time.

•

Issuer Tender Offer. The Special Committee considered the feasibility of an issuer tender offer to repurchase the shares of common stock held by our unaffiliated stockholders. Although the voluntary nature of such a transaction may be an advantage for our stockholders, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. In addition, the going private rules regarding the treatment of our stockholders in a tender offer, including pro-rata acceptance of offers from our stockholders, make it difficult to ensure that we would be able to reduce the number of holders of record to a level below 300. In terms of timing, such a tender offer, especially after giving effect to any extensions of deadlines for tendering shares, would likely necessitate a longer timeframe than that of the Reverse Stock Split.

•

Odd-Lot Repurchase Program. The Special Committee also considered the feasibility of a transaction in which we would announce to our stockholders that we would repurchase, at a designated price per share, the shares of our common stock held by any stockholder who holds fewer than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. The voluntary nature of such an approach could be an advantage for our stockholders. However, because our stockholders would not be required to participate in the program, we could not be certain at the outset whether a sufficient number of odd-lot stockholders would participate and thereby result in the number of holders of record being reduced to below 300. As with an issuer tender offer, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer timeframe than that of the Reverse Stock Split.

•

Stock Repurchase Program. The Special Committee also considered undertaking a periodic stock repurchase program to enable us to reduce our number of stockholders to below 300. As with the tender offer and odd-lot repurchase programs, the voluntary nature of such a program may be an advantage for our stockholders, but we would have no assurance that the program transactions would result in a sufficient number of shares being repurchased to reduce our number of stockholders, such a program would likely take an extended period of time, and we would have no assurance of success.

Effects of the Transaction

Effects of the Transaction on our Stockholders. Based on information available to us, we estimate that the Transaction will reduce the total number of stockholders of our common stock from approximately 701 to approximately 244. The reduction in the number of our record stockholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and suspend our periodic reporting requirements, which will substantially reduce the information required to be furnished by us to the public, including our stockholders.

We intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in our best interests and the best interests of our stockholders. We would take action to suspend or withdraw the Reverse Stock Split if we were to enter into a definitive agreement relating to a sale of the Company or other strategic transaction on terms that our Board determines are in the best interests of our stockholders and more beneficial to our stockholders than the Transaction.

When the Transaction is consummated, stockholders owning fewer than 2,000 shares of common stock will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our continuing stockholders and option holders will benefit from any future increase in our earnings. The stockholders that will continue to have an equity interest after the Transaction will own a security, the liquidity of which may be severely restricted. Once we terminated our registration with the SEC, our shares of common stock will only be allowed to be traded on the “Pink Sheets” market place which may further limit our stocks liquidity given many brokers do not trade securities listed on the “Pink Sheets.”  Trading opportunities in the Pink Sheets depends upon whether any broker-dealers make a market for our Common Stock.  We cannot guarantee our common stock would continue to be quoted on the Pink Sheets.

Stockholders owning fewer than 2,000 shares of common stock immediately prior to the Reverse Stock Split will, following the Transaction, have their pre-Reverse Stock Split shares cancelled and converted into the right to receive a cash payment. As soon as practicable after the Effective Date of the Transaction, we will send these stockholders a letter of transmittal with instructions as to how such stockholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to our exchange agent. Stockholders owning 2,000 or more shares of common stock immediately prior to the Reverse Stock Split will not receive any cash payment for their whole or fractional shares of common stock resulting from the Reverse Stock Split.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding common stock in street name held through a broker or other nominee in the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and stockholders owning shares in street name should contact their nominee(s).

Effects of the Transaction on our Affiliates. As of the Record Date, each of our officers and directors either holds more than 2,000 shares of our common stock or does not hold any of shares of our common stock, and, therefore, the stock holdings of these affiliates will not change other than percentages following the completion of the Transaction,  and none of these affiliates will receive a cash payment for fractional shares.  Additionally, our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against short-swing profits in our shares of common stock.  Stockholders acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.  Upon the effectiveness of the Transaction, we estimate that the beneficial ownership of our shares of common stock held by our directors, executive officers and 10% stockholders will increase from 85.4% to approximately 86.33% as a result of the Transaction.  The beneficial ownership percentage and the reduction in the number of shares outstanding following the transaction may increase or decrease depending on purchases, sales, and other transfers of our shares of common stock by our stockholders prior to the effective time of the Transaction, and the number of shares that are actually cashed-out in the Transaction.  The beneficial ownership percentage of our shares of common stock held by directors, executive officers and 10% stockholders and the beneficial ownership percentage of the continuing stockholders will proportionally increase as a result of such purchases, sales and other transfer of our shares of common stock by our stockholders prior to the effective time of the Transaction, and depending on the number of shares that are actually cashed-out in the Transaction.

Potential Disadvantages of the Transaction to Stockholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

•

after the Transaction, our common stock will not be eligible for trading on the OTCBB, and our stockholders may experience reduced liquidity for their shares of common stock, even if the common stock trades in the Pink Sheets market, and this reduced liquidity may adversely affect the market price of the common stock;

•

after the Transaction, we will terminate the registration of our common stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with stockholder meetings;

•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to our remaining stockholders;

•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% stockholders;

•

although we plan, at this time, to continue to engage independent accountants to audit the annual financial statements of the Company, these financial statements may be less comprehensive than the financial statements we are required to maintain and report as a public reporting company;

-14-
•

the stockholders owning fewer than 2,000 shares of common stock on the Record Date will, after giving effect to the Transaction, no longer have any equity interest and therefore will not participate in our future earnings or growth, if any; and

•

the Transaction will require stockholders who own fewer than 2,000 shares of common stock on the Record Date to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their common stock.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $100,000, which includes legal, financial, accounting and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to stockholders holding fewer than 2,000 shares of common stock prior to the Reverse Stock Split, which we estimate will be approximately $53,666. These costs will be offset by the costs we would otherwise incur as a public company to comply with SEC reporting requirements, which we estimate to be approximately $125,000 per year. As a result, we may have decreased working capital following the Transaction and this could have a material adverse effect on our liquidity, results of operations and cash flow in the short term.

Trading Market for the Company’s Stock. Following the completion of the Transaction, our common stock may be eligible for listing and trading in the Pink Sheets market. The Pink Sheets is a listing service that offers financial and other information about issuers of securities, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.pinksheets.com. The Pink Sheets market is not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted in the Pink Sheets. Trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our common stock. Accordingly, we cannot guarantee or anticipate whether our common stock will be quoted in the Pink Sheets. In addition, any prices at which our shares are quoted in the Pink Sheets, if at all, may be more or less than the current price on the OTCBB. In addition, the spread between the bid and asked prices of our common stock in the Pink Sheets may be wider than on the OTCBB and the liquidity of our shares may be lower. There is no assurance, however, that there will be any Pink Sheets quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.

Reports, Opinions or Appraisals

     Opinion of Houlihan Valuation Advisors

The Special Committee retained HVA to act as its financial advisor and, if requested, to render to the Special Committee an opinion as to the fairness, from a financial point of view, of the price paid of $0.164820 per pre- split share to be received by unaffiliated non-continuing stockholders who receive a cash payment in lieu of fractional shares in the Reverse Stock Split and the fairness to our unaffiliated continuing stockholders.

On July 21, 2011, HVA delivered to the Special Committee its opinion that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the $0.164820 per pre-split share to be received by unaffiliated non-continuing stockholders who receive a cash payment in lieu of fractional shares in the Reverse Stock Split was fair, from a financial point of view, to those stockholders.

In connection with the delivery of its opinion, HVA delivered the Special Committee a report of its valuation analyses. The valuation analyses in HVA’s report were the same analyses in HVA’s July 22, 2011, report and except that report contained updated financial results of Alpine Air, updated stock prices and the reduction in outstanding shares.

The full text of HVA’s written opinion is attached to the Schedule 13E-3 as Exhibit (c)(ii), and the summary of the opinion set forth in this section is qualified in its entirety by reference to that opinion. Our stockholders are urged to, and should, read the HVA opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by HVA in reaching its opinion.

While HVA rendered its opinion and provided certain analyses to the Special Committee, HVA was not requested to, and did not make, any recommendation to the Special Committee as to the specific form or amount of the consideration to be received by stockholders in the Reverse Stock Split. HVA’s written opinion, which was directed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration per share to be paid for fractional shares in connection with the Reverse Stock Split and the fairness to the unaffiliated non-continuing stockholders and unaffiliated continuing stockholders, does not address Alpine Air’s underlying business decision to proceed with, or effect, the Transaction, or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Alpine Air might engage. As noted herein, HVA’s opinion was one of many factors taken into consideration by the Special Committee and the Board in making its determination to approve the Transaction.

In arriving at its opinion, HVA has, among other things:

In delivering this opinion, HVA has reviewed, among others, the following:

•

Riverside Ventures, Inc.—Certificate of Incorporation;

•

Riverside Ventures, Inc.—By-Laws;

•

Alpine Air Express, Inc.—Certificate of Amendment for name change dated 07/05/2000;

•

Alpine Air Express, Inc.—Certificate of Amendment dated 12/21/2005 changing number of authorized shares of common and preferred stock;

•

Alpine Aviation, Inc.—Summary from Delaware Secretary of State summarizing all documents filed as of 01/06/2000;

•

Alpine Aviation, Inc.—U.S. FAA Air Carrier Certificate dated August 1, 1979;

•

Alpine Air Express, Inc.  Report to the Special Committee of the Board of Directors dated July 21, 2011;

•

Alpine Air Express, Inc. Draft Schedule 14A Preliminary Information of July 20, 2011, July 12, 2011 and of June 24, 2011;

•

Alpine Air Express, Inc. Draft Schedule 13E-3 Transaction Statement of July 20, 2011, July 12, 2011 and of June 30, 2011;

•

Alpine Air Express, Inc. Audited financial statements for the fiscal years ended October 31, 2010, 2009, 2008, 2007 and 2006;

•

Alpine Air Express, Inc. internally generated income statements (unaudited) for the six-month periods ended April 30, 2011 and 2010; and five-month periods ended March 31, 2011;

•

Alpine Air Express, Inc. internally generated balance sheet (unaudited) as of March 31, 2011;

•

Alpine Air Express, Inc. Form 10-K for the year ended October 31, 2010, filed January 26, 2011;

•

Alpine Air Express, Inc. Form 10-K/A for the year ended October 31, 2009, filed October  12, 2010;

•

Alpine Air Express, Inc. Form 10-K/A for the year ended October 31, 2008, filed January 28, 2009;

•

Alpine Air Express, Inc. Form 10-KSB for the year ended October 31, 2007, filed January 28, 2008;

•

Alpine Air Express, Inc. Form 10-KSB/A-1 for the year ended October 31, 2006, filed May 23, 2007;

•

Alpine Air Express, Inc. Form 10-Q for the quarter ended April 30, 2011, filed June 13, 2011;

•

Alpine Air Express, Inc. Form 10-Q for the quarter ended April 30, 2010, filed June 14, 2010.

•

Alpine fixed asset schedule as of 3/31/11;

•

Research on the Air Freight Industry including: IBISWorld Global Logistics – Air Freight; December 2010

•

Reviewed the Stock Purchase Agreement and related documents between SCS Inc. and Alpine Air Express, Inc. dated February 24, 2011;

•

Key Value Data, National Economic Report, January 2011;

•

Annual Statement Studies 2010-2011. RMA;

•

SBBI Valuation Edition 2011. IbbotsonAssociates;

•

Pratt StatsTM, Mergerstat/Shannon Pratt’s Control Premium StudyTM, and Mergerstat’s databases; and

•

Information available on Alpine’s web site pertaining to company background information and services (www.alpine-air.com).

In addition to a review of the above-described documents, HVA engaged in the following analytical procedures, among others:

•

HVA traveled to Provo, UT in April of 2011 and met with representatives of Alpine Air and conducted discussions regarding matters pertinent to its analysis. Subsequent to the site visit, numerous phone conversations were held between HVA and Alpine Air and our agents.  During the site visit and telephone conversations, inquiries were made of certain officers of Alpine Air who have senior responsibility for operating matters regarding: (i) the operations, financial condition, future prospects and projected operations and performance of Alpine Air; (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect; and (iii) whether management is aware of any material change in Alpine Air’s assets, financial condition or business outlook since October 31, 2010, the date of the Alpine Air’s most recent audit or April 30, 2011, the date of the Company’s most recent internally generated financial statements;

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Prepared a valuation of Alpine Air as of March 31, 2011, dated May 25, 2011;

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Generally recognized financial analysis and valuation procedures were undertaken to ascertain fair market value ranges of Alpine Air;

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Reviewed and analyzed publicly available transaction data for the air cargo and logistics industries;

•

Public market data for comparable companies was reviewed and analyzed relative to market valuation ratios and multiples;

•

A review and analysis of private market data for comparable companies relative to market valuation ratios and multiples was conducted;

•

Reviewed the air cargo and logistics industries and the outlook for the two segments;

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Reviewed the general economic outlook of the US economy, and capital markets; and

•

Performed such other analyses and reviewed and analyzed such other information as HVA deemed appropriate.

HVA Valuation as of March 31, 2011

Prior to preparing the Opinion, HVA conducted a valuation of Alpine Air as of March 31, 2011.  In its analysis, HVA looked at Alpine Air as a going concern and on an orderly liquidation basis. When the various valuation approaches associated with a going concern were analyzed and compared to the estimate of value derived from a hypothetical liquidation, the value estimate derived from a hypothetical liquidation was lower. Therefore, the final estimate of value was based upon approaches associated with a going concern. However, that conclusion of value was only slightly higher than the orderly liquidation approach.

This same methodology was followed in analyzing the proposed transaction and the conclusion reached was similar; that the estimate of value on a hypothetical liquidation basis was greater than the estimate of value derived by methodology pertaining to a going concern.

Other Considerations

In conducting its analysis and rendering its Opinion, HVA has taken into account general economic, monetary, political, market and other conditions as well as its experience in connection with similar transactions and securities valuation generally. The Opinion was based upon all such conditions as they existed and which could be evaluated on the date thereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact the Opinion.

In rendering this opinion, HVA did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Alpine Air furnished to it by Alpine Air. HVA assumed that all such information is accurate and complete. HVA has further relied on assurances of management of Alpine Air that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading.

With respect to financial forecasts or expressions of future financial performance provided to HVA by Alpine Air management, HVA assumed, for the purposes of its opinion, that the forecasts and future expectations have been reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of preparation as to the future financial performance of Alpine Air. HVA has relied upon the assurances of the management of Alpine Air that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading.

HVA assumed that there has been no material change in Alpine Air’s assets, financial condition, results of operations, business or prospects since either (i) October 31, 2010, the date of Alpine Air’s most recent audited financials or (ii) April 30, 2011, the date of the most recent internally generated financial statements. HVA’s conclusions and opinion are necessarily based upon these financial statements as well as economic, market and other conditions and the information made available to HVA as of the date of its opinion. Should any of this data change or not be accurately presented, this could have a material effect on HVA’s opinion and conclusion. HVA expressed no opinion on matters of legal, regulatory, tax or accounting nature related to the Transaction.  HVA was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the capital stock or assets of Alpine Air. Furthermore, HVA did not negotiate the Transaction or advised Alpine Air with respect to alternatives to the Transaction.

Summary of HVA’s Analysis

HVA performed a number of analyses to determine a range of value for Alpine. Among others, the analyses included:

Review of Company Operating Results

Revenue during the period 2006-10 remained fairly constant after minor fluctuations in FY2007 and FY2008.

	2006	2007	2008	2009	2010	5 Year Average
Revenue	20,156,657	18,380,301	19,840,376	20,464,409	20,118,724	19,792,093
Growth	--	(8.8%)	7.9%	3.1%	(1.7%)	(0.0%)

Cost of revenue fluctuated in gross amounts each year reflecting a slight decrease from FY2006 to FY2010, resulting in a compound annual growth rate of (2.7 percent). Cost of revenue as a percent of revenue ranged from 67.8 percent in FY 2007 to 82.6 percent in 2008, averaging 75.2 percent for the period. The table below illustrates how Alpine Air’s cost of revenue as a percent of revenue fluctuated over the period and provides growth rates.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Cost of Revenue	15,768,378	12,468,243	16,378,631	15,733,309	14,149,394	14,899,591
Cost Margin	78.2%	67.8%	82.6%	76.9%	70.3%	75.2%
Growth Rate	--	(20.9%)	31.4%	(3.9%)	(10.1%)	(2.7%)

The resulting gross profit fluctuated over the period between $3.5 million and $6.0 million. In relative terms, gross margin fluctuated between 17.4 percent in FY2008 and 32.2 percent in FY20007, averaging 24.8 percent for the FY2006-10 period. Gross profit increased at a CAGR of 8.0 percent over the period. The fluctuation in gross margin that occurs in FY2007 and FY2008 corresponds to relative fluctuations in cost of revenue that occurred; FY2007 being relatively lower in cost of revenue and FY2008 being relatively higher in cost than typical.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Gross Profit	4,388,279	5,912,058	3,461,745	4,731,100	5,969,330	4,892,502
Gross Margin	21.8%	32.2%	17.4%	23.1%	29.7%	24.8%
Growth Rate	--	34.7%	(41.4%)	36.7%	26.2%	8.0%

Operating expenses fluctuated over the period exhibiting an increasing trend. Operating expenses increased at a CAGR of 6.4 percent as the table below illustrates.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Operating Expenses	1,551,211	1,813,018	1,525,241	2,180,645	1,989,749	1,811,973
Expense Margin	7.7%	9.9%	7.7%	10.7%	9.9%	9.2%
Growth Rate	--	16.9%	(15.9%)	43.0%	(8.8%)	6.4%

Alpine Air realized operating income in each year examined ranging from $1.9 million in FY2008 to $4.1 million in FY2007, averaging $3.1 million for the period. Operating income increased at a CAGR of 8.8 percent. The drop in FY2008 is the result of a spike in cost of revenue. Likewise the high in FY2007 is a consequence of lower than normal cost of revenue. Alpine Air’s operating margin fluctuated significantly from year to year, averaging 15.7 percent for the period.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Operating Income	2,837,068	4,099,040	1,936,504	2,550,455	3,979,581	3,080,530
Operating Margin	14.1%	22.3%	9.8%	12.5%	19.8%	15.7%
Growth Rate	--	44.5%	(52.8%)	31.7%	56.0%	8.8%

Other Income (Expenses) was negative in each year examined and generally exhibited an increasing trend the deficit increased from 2006 to 2010 at a CAGR of 62.6 percent. The two largest components of the category are interest expense which is partially offset by the gain on sale of assets.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Other Income (Expense)	(68,473)	(180,856)	(125,391)	(921,444)	(478,944)	(355,022)
Other Margin	(0.3%)	(1.0%)	(0.6%)	(4.5%)	(2.4%)	(1.8%)
Growth Rate	--	164.1%	(30.7%)	634.9%	(48.0%)	62.6%

Alpine Air recognized net income in each of the five years examined. Net margin ranged from a low of 5.5 percent in 2009 to a high of 17.2 percent in 2007, averaging 9.5 percent for the five years. The CAGR for Alpine Air’s net income was 3.0 percent for the period.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Net Income	1,711,215	3,156,548	1,376,301	1,120,011	1,925,637	1,857,942
Net Margin	8.5%	17.2%	6.9%	5.5%	9.6%	9.5%
Growth Rate	--	84.5%	(56.4%)	(18.6%)	71.9%	3.0%

HVA made the following adjustment to net income: gains from the sale of assets were subtracted. This has been done to get a sense of Alpine Air’s earning capacity without non-operating items or extraordinary income or charges. Alpine Air’s adjusted net income, adjusted net margin and growth rate are presented below.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Adjusted Net Income	1,346,741	2,182,565	813,124	1,009,424	1,905,509	1,451,473
Adjusted Net Margin	6.7%	11.9%	4.1%	4.9%	9.5%	7.4%
Growth Rate	--	62.1%	(62.7%)	24.1%	88.8%	9.1%

Profitability

Alpine Air’s profitability as measured by return on assets and return on equity, both adjusted and not adjusted, was relatively stable from over the period with the exception of 2007 when cost of revenue experienced a significant decrease resulting in higher profits.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Return on Assets	7.5%	13.4%	5.4%	4.2%	6.9%	7.5%
Adjusted Return on Assets	5.9%	9.2%	3.2%	3.8%	6.9%	5.8%

Return on Equity	43.2%	50.8%	23.2%	17.1%	24.0%	31.7%
Adjusted Return on Equity	34.0%	35.1%	13.7%	15.4%	23.8%	24.4%

EBITDA

Alpine Air’s adjusted EBITDA ranged from $4.0 million in 2008 to $7.3 million in 2010, averaging $5.6 million. On a relative basis, the EBITDA margin fluctuated between 20.2 percent and 36.3 percent, while averaging 28.1 percent. Alpine Air’s EBITDA CAGR was 11.2 percent for the five years examined.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Adjusted EBITDA	4,779,922	5,985,533	4,015,698	5,689,830	7,309,006	5,555,998
Adj. EBITDA Margin	23.7%	32.6%	20.2%	27.8%	36.3%	28.1%
Growth Rate	--	25.2%	(32.9%)	41.7%	28.5%	11.2%

Turnover Ratios

Turnover ratios measure the efficiency of Alpine Air’s operations by expressing the relationship of one financial item to another. For example, the total asset turnover ratio is express as sales/total assets, which tells the reader how effectively Alpine Air’s assets create revenue; the greater the ratio, the more efficiently the firm’s assets are utilized. The table below presents several turnover ratios that are typically used in financial analysis.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Sales/Receivables (x)	11.1	9.2	8.8	13.9	12.6	11.1
Sales/Net Fixed Assets (x)	1.2	1.1	1.0	1.0	0.9	1.0
Sales/Total Assets (x)	0.9	0.8	0.8	0.8	0.7	0.8
Cost of Revenue/Inventory (x)	11.1	9.0	9.1	8.5	7.4	9.0

Financial Risk & Liquidity

Alpine Air’s leverage was significant over the period, the largest component of debt being long-term debt related to aircraft financing. Overall, Alpine Air was more leveraged than its industry group peers (discussed in the following pages) but as the table below shows such leverage was not cause for concern.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Total Debt/Total Assets	30.0%	30.6%	38.5%	36.7%	30.8%	33.3%
Long-Term Debt/Equity	135.5%	96.1%	131.9%	116.5%	90.9%	114.2%
Total Liabilities/Total Assets	49.5%	38.6%	46.9%	47.3%	44.3%	45.3%

Alpine Air’s liquidity, as measured by the current ratio and quick ratio, remained relatively stable and demonstrated that its current assets were sufficient to meet its current liabilities. Alpine Air’s interest coverage ratio, an indicator of Alpine Air’s debt servicing capability, was relatively strong over the five years.

	2006	2007	2008	2009	2010	’06 – ’10 Average
Current Ratio	1.2	1.8	1.5	1.2	1.7	1.5
Quick Ratio	0.6	1.1	0.7	0.6	0.9	0.8
Interest Coverage	4.2	6.6	2.9	3.0	4.3	4.2

In summary, HVA determined Alpine Air’s performance was relatively stable and profitable over the period but Alpine Air does carry significant debt, which is not unusual in this industry, but is not overly leveraged in HVA’s opinion. Alpine Air’s financial risk is relatively low and not cause for concern at present. Alpine Air’s current and quick ratios indicate that liquidity is acceptable. HVA determined Alpine Air’s interest coverage ratio shows that Alpine Air has the ability to cover its debt financing obligations.

Guideline Company Analysis

The market value approach attempts to determine the value of Alpine Air by comparing it with other comparable firms or guideline companies traded in active, public markets.  This is accomplished by determining a comparative price-earnings ratio, which is the ratio of the market price of a share of stock to the earnings per share; a comparative price to revenue ratio, which is the ratio of the market price of a share of stock to the dollar sales per share; a comparative price to book ratio, which is the ratio of the market price of a share of stock to the book value per share; and a comparative market value of invested capital (MVIC) to earnings before interest, taxes, depreciation, and amortization (EBITDA) ratio.  This reflects the market value of equity plus the market value of interest bearing debt per dollar of earnings before interest, taxes, depreciation and amortization. Appropriate ratios for Alpine Air can be determined by comparing the firm with others in the same industry and, from its relative standing in the industry, inferring market value ratios based on ratios in the industry.

Comparable Transaction Analysis

Comparable Company transactions involving the sale of private and public companies are useful as they provide estimates of value expressed in terms of revenue, EBITDA, book value, and earnings multiples.  However, unlike the guidelines of public company approach, they indicate market values of a company on a control basis.  Otherwise the methodology is very similar to that of the public guideline company method.

Income Approach – Single Period Capitalization Analysis

HVA performed a single period capitalization of future earnings for Alpine Air.  This was done be increasing the trailing twelve month net cash flow by a perpetual growth rate of three percent. Next, this net cash flow estimate was capitalized by dividing it by the discount rate less the long-term growth rate according to Gordon Growth Model.

Analysis of Recent Transactions of Alpine Stock

Transaction value is the value at which shares of Alpine Air were recently sold.  A recent sale of a security is an indicator of value for both legal and economic purposes.  If an examination of all the relevant facts reveals that the transaction took place at arm's-length, i.e., that neither buyer nor seller was forced to deal and both had adequate information and that the transaction was for reasonable consideration, the value established in such a transaction would be difficult to contest.

Alpine’s stock trades over-the-counter under the symbol of APNX.OB and transactions for all of 2011 have been very small indicating the lack of an efficient market with an active following for Alpine Air’s stock.  HVA has used the trading history from April 20, 2011 to July 21, 2011 (90 days).  These trades were analyzed and given weighting in deriving the going concern value.

Hypothetical Liquidation Value

HVA analyzed Alpine Air’s balance sheet and conducted a hypothetical liquidation value whereby Alpine’s assets and liabilities were adjusted to fair market values from book values.  Then costs of liquidation, operating losses for the liquidation period, and additional related expenses were estimated.  The liabilities and liquidation costs were subtracted from the assets and the result is the equity value.  This value was then compared to the estimate of value for Alpine Air on a going concern basis, which resulted in the liquidation value being the slightly lower value and as such was used as a reality check but received no weighting in arriving at the fair value of Alpine Air as of the valuation date.

Relevant Market and Economic Factors

In rendering its opinion, HVA considered, among other factors, the condition of the U.S. stock markets, particularly as they relate to the air cargo and logistics industries, and the current level of economic activity.

While the foregoing summary describes the analyses and factors that HVA deemed material for presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by HVA. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. HVA believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the HVA Opinion. In performing its analyses, HVA considered general economic, market and financial conditions and other matters, many of which are beyond the control of Alpine. The analyses performed by HVA are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

We paid HVA a fee of $30,000 plus expenses of $150 in connection with the services provided by it under an engagement agreement, of which $15,000 was paid upon delivery of the initial evaluation report and $15,150 was paid when HVA rendered its opinion to the Special Committee. In addition, we have agreed to reimburse HVA for certain expenses and to indemnify HVA against certain liabilities arising out of HVA’s engagement. HVA has not provided services to us or, to our knowledge, any of our affiliates, and there have been no material relationships between HVA and us or, to our knowledge, any of our affiliates, in the last two years, and may seek to provide us and our affiliates and other services unrelated to the Transaction in the future.

HVA’s analysis and opinion were intended for the benefit and use of the Special Committee in connection with its consideration of the Transaction and were not intended to, and does not, confer any rights or remedies upon any other person. HVA’s opinion also provided that, notwithstanding the foregoing, the Board may also rely on HVA’s opinion. HVA’s opinion did not constitute a recommendation to the Special Committee or the Board as to how to vote in connection with their consideration of the Transaction. HVA’s opinion did not address Alpine Air’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Alpine Air or the effects of any other transaction in which Alpine Air might engage.

HVA’s analysis and opinion do not address (i) the tax or legal consequences of the Transaction to either the Company or its stockholders, or any other party, or (ii) the fairness of any portion or aspect of the Transaction to any one class or group of Alpine Air’s security holders vis-à-vis any other class or group of the Company’s security holders (including the fairness of the Transaction to the stockholders with fractional shares vis-à-vis other stockholders). HVA did not consider any benefits that may inure to any stockholder of Alpine Air as a result of the Transaction other than in such party’s capacity as a holder of fractional shares.

HVA’s opinion relates to the fairness of the consideration per share to be received by the unaffiliated non-continuing stockholders and the fairness to the unaffiliated continuing stockholders as of the date thereof. HVA’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date thereof. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, HVA’s opinion. HVA assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date thereof.

Conduct of Our Business After the Transaction

We do not anticipate that our business model will change following the Transaction.  Additionally, we do not have any plans related to selling the company, raising additional capital or acquiring any other businesses.  In the future our plans could change but no knew plans are currently in place.   We anticipate management will remain the same following the Transaction.

Related Party Transactions

Aircraft Purchase - In December 2003, Alpine Air acquired 16 aircraft from an entity related to an officer and majority stockholder of the Company for $9,900,000.  The consideration paid included $9,104,000 in preferred stock of the Company's subsidiary Alpine Aviation, Inc. and the assumption of the underlying debt on the aircraft totaling $709,981.  The remaining $86,019 was recorded as a payable to the entity related to an officer and majority stockholder of the Company.  As the aircraft were purchased from a related party they have been recorded at their carryover basis of $4,111,485.  A discount on preferred stock in the amount of $3,591,195, net of tax effect of $2,197,320, was recorded and was amortized as dividends over a five year period.  The preferred stock provided for monthly dividends at an annual rate of 6.5%, was not convertible. However, in April 2007 the Board authorized the issuance of 1,000,000 shares of preferred stock in Alpine Air with a stated value of $9.104, which were exchanged with the holder for the outstanding preferred stock in the subsidiary. As of October 31, 2010 820,000 shares are still outstanding. The preferred stock in Alpine Air provides for monthly dividends at an annual rate of 6.5%, and is convertible to common stock at any time by the holder based on the current market price of Alpine Air’s common stock. Alpine Air can redeem the preferred stock any time and the holder can call for redemption of the preferred stock any time after December 1, 2011.

Personal Guarantee - The Company's major stockholder/officer has personally guaranteed a loan which is also collateralized by certain aircraft of the Company.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our directors, executive officers, 10% stockholders and their affiliates may have interests in the Transaction that are different from other unaffiliated stockholder interest, and have relationships that may present conflicts of interest.  As of the Record Date, 29,364,242 shares, or approximately 85.4%, of the issued and outstanding shares eligible to vote at the Special Meeting, were held collectively by our directors, executive officers, 10% stockholders and their affiliates, each of whom has indicated that they intend to vote all of their shares of our Common Stock “FOR” the Transaction. Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors, executive officer, 10% stockholders and their affiliates will not change and their beneficial ownership of shares of our Common Stock will increase by approximately 0.8% as a result of the reduction of the number of shares of our Common Stock outstanding by approximately 325,606 shares.  Each member of our Board, and our executive officer, holds options to acquire shares of our Common Stock.  The Transaction will not affect these stock options and they will remain outstanding and continue to vest after the Transaction. In addition, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act from making personal loans to our directors or executive officer and they will no longer be subject to Section 16 of the Exchange Act to short swing profits.  At this time, we do not anticipate any changes in the way we engage with our directors, executive officers or 10% stockholders and do not intend to provide any loans to such persons.

Recent Market Prices of Our Common Stock

The closing prices of our Common Stock on July 22, 2011 the last trading day before the public announcement of the approval of the proposed Transaction by the Special Committee and the Board, were bid of $0.1068 per share and ask of $0.1328 per share.

Source and Amount of Funds

In addition to the fractional share buyback estimated at $53,666, the following is an estimate of the costs that we have incurred or expect to incur in connection with the Transaction.. Final costs of the Transaction may be more or less than the estimates shown below.

Costs	Amount
Valuation/Fairness Opinion	$37,150
Legal	$45,000
Accounting	$2,850
Miscellaneous (mailing, Etc.)	15,000
Total	$100,000

We expect to pay the estimated costs, including the amounts to be paid to stockholders holding fewer than 2,000 shares of our common stock, out of our currently available cash.

 FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Summarized below are certain material federal income tax consequences to us and our stockholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those stockholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to stockholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each stockholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended. Each stockholder should consult his, her or its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Tax Consequences to Alpine Air

We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.

Tax Consequences to Stockholders Who Do Not Receive Cash for Fractional Shares

A stockholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common stock directly immediately after the Transaction, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated

A stockholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Directly but Not Indirectly, is Terminated

A stockholder that receives cash for a fractional share as a result of the Transaction, but is treated (under Internal Revenue Code Section 318) as a continuing stockholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock.”  The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the stockholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the stock owned by persons to whom the stockholder is related) is considered a “meaningful reduction” given the stockholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (a) immediately after the Transaction the stockholder (and persons to whom the stockholder is related) owns less than 50% of the total combined voting power of all classes of our stock entitled to vote, and (b) the percentage of our voting stock owned by the stockholder (and by persons to whom the stockholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by the stockholder immediately before the Transaction.

In applying the foregoing “Not Essentially Equivalent to a Dividend” and “Substantially Disproportionate Redemption of Stock” tests, the stockholder will be treated as owning shares of common stock actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the stockholder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Capital gain or loss recognized will be long-term if the stockholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a stockholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15%.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. We recommend that stockholders consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

BACKGROUND

Alpine Air is engaged in the air cargo business through its wholly owned subsidiary, Alpine Aviation, Inc., a Utah corporation (“Alpine Aviation”).  Alpine Aviation was organized on October 7, 1975, in the state of Utah.  Alpine Aviation has been operated by the same management since 1986.  Alpine Aviation is an air cargo operator, transporting mail packages and other time-sensitive cargo to 19 cities in the western portion of the mainland United States. Alpine Aviation began its operations in the 1970's with the intent of being a regional charter and cargo carrier.  After present management acquired control in 1986, Alpine Aviation began to focus less on the charter or passenger services and more on the cargo aspects of the airline industry.  Since the 1990's, Alpine Aviation has focused on transporting mail for the United States Postal Service (USPS) and carrying packages for a large nationwide carrier because of their favorable contracts, routes, and payment practices.  As a result of this focus, approximately 92% of Alpine Aviation's revenues now come directly from these two customers.

Alpine Air Express was formed in April, 1994, under the name "Riverside Ventures, Inc."  Prior to its acquisition of Alpine Aviation in June, 2000, Alpine Air Express had no business operations and was actively looking for a business with which to merge or acquire in an effort to create an operation that would provide value to our stockholders.

On June 12, 2000, Alpine Air, under its former name, entered into an agreement and plan of reorganization with Alpine Aviation, pursuant to which Alpine Air acquired all of the outstanding shares of Alpine Aviation. Pursuant to the terms of the reorganization, Alpine Air Express issued 9,895,000 shares of its common stock to the stockholders of Alpine Aviation in exchange for all of the issued and outstanding shares of Alpine Aviation.  As a result of the reorganization, Alpine Aviation became a wholly owned subsidiary of Alpine Air Express.  As a further result of the reorganization, the management of Alpine Aviation assumed control over Riverside Ventures and changed the company's name from "Riverside Ventures, Inc." to the current name of "Alpine Air Express, Inc."  The reorganization has been treated as a "reverse merger," with Alpine Aviation as the surviving entity for accounting purposes and Alpine Air the surviving entity for corporate purposes. At the time of the reorganization, Alpine Air Express had 1,000,000 shares of common stock outstanding.  Following the reorganization, Alpine Air had 10,895,000 shares outstanding, which was composed of the 1,000,000 shares outstanding prior to the issuance of shares for Alpine Aviation and the 9,895,000 newly issued shares to the Alpine Aviation stockholders.  Alpine Air subsequently issued an additional 105,000 shares, bringing the total outstanding shares to 11,000,000 as of 2003. During 2004 and 2005 Alpine Air issued 122,000 shares, bringing the total outstanding shares to 11,122,000 at 2005.  In 2006, Alpine Air affected a 3 for 1 stock split and issued additional shares for compensation during 2006 resulting in a total of 36,271,461 outstanding shares at both October 31, 2006 and 2007. During 2010 Alpine Air retired 141,320 shares it held in Treasury Stock reducing the total of outstanding shares to 36,130,141. During 2010, Alpine Air purchased 70,660 shares to hold as Treasury Stock.

Routes and Delivery.

Alpine Aviation currently has 23 air cargo routes covering 19 cities in six western states in the mainland U.S. Alpine also provides contract cargo charter flights for other carriers and for the public.  Most routes are flown every day and some multiple times per day.  In fiscal 2010, Alpine Aviation transported 8,444 tons of cargo.  The largest component of Alpine Aviation's cargo mix is U.S. mail, which accounted for approximately 69% of our fiscal 2010 revenue. The USPS delivers and picks up all cargo Alpine Air carries at the aircraft, unless other arrangements are called for separately by the contract.  When the USPS delivers and picks up the mail at the side of the aircraft, Alpine Air is able to reduce its costs significantly.

Alpine currently operates 23 aircraft on one national certificate.  The largest aircraft in its fleet is a Beechcraft 1900, which holds approximately 6,000 pounds of cargo.  The other aircraft type is the Beechcraft 99, which holds approximately 3,400 pounds of cargo. The Company also owns 3 Beechcraft 1900-D aircraft (passenger configuration) and currently leases them on an annual lease basis.

Industry overview.

The package delivery and air cargo business has evolved rapidly over the last two decades, driven by the integration of world markets, the rationalization of corporate supply chains and the implementation of enterprise software and internet-based information technology solutions. The ability to provide time-definite delivery options and transfer information increasingly determines success.  Customer demands for real-time information processing and worldwide distribution and logistics capabilities favor companies with integrated services.

Delivery of packages to a specific destination at a guaranteed time has been the growth engine for the package delivery industry over the past decade. The industry has become increasingly dominated by large integrated carriers such as UPS and FedEx that provide seamless services, including pick-up and delivery, shipment via air and/or road transport and customs clearance. The pace of consolidation in the package delivery industry has increased on a global scale.

Industry participants are acquiring, merging with or forming alliances with partners that can expand global reach, breadth of services or technological capabilities in order to better enable those participants to compete in a rapidly changing global environment.  In particular, government-run post offices have made several recent alliances with and acquisitions of private-sector companies.  Post offices, which still maintain numerous advantages over private-sector companies, create significant challenges for competitors worldwide.

Summary of Financial Information

The following table shows selected summarized financial data for Alpine Air.  The data should be read in conjunction with the financial statements and notes included in the attached From 10K and 10Q.

STATEMENT OF OPERATIONS DATA:

	For the Consolidated Year Ended October 31, 2010 (Audited)	For the Quarter Ended April 30, 2011 (Unaudited)
Revenues	$ 20,118,724	$ 5,106,486
Cost of Goods Sold	14,149,394	3,807,024
Operating Expenses	1,989,749	343,672
Net Income (Loss)	1,925,637	499,777
Basic Income (Loss) per Share	$.04	$.01
Weighted Average Number of Shares Outstanding	36,267,202	34,866,848
BALANCE SHEET DATA:
	October 31, 2010	April 30, 2011
Total Current Assets	$ 5,331,718	$ 6,261,089
Total Assets	27,783,424	28,766,513
Total Current Liabilities	3,076,093	3,568,771
Working Capital	2,255,625	2,692,318
Stockholders’ Equity	8,011,716	8,744,125

Employees.

Alpine Air has 109 employees, 61 of which are full time, including 10 in administration and 62 in flight operations, which includes 23 pilots.  No employees belong to any labor union or have employment contracts.

Properties

Alpine Air is headquartered in its owned facility located in Provo, Utah.  This facility is on leased property at the Provo Municipal Airport. The hangar consists of approximately 25,000 square feet with attached corporate offices.

We also lease an 11,450 square foot hangar and a separate maintenance facility in Billings, Montana at the Logan International Airport and have permits to lease and use hangar and office space with the State of Hawaii, Department of Transportation.

     Alpine Air operates the following aircraft:

Aircraft Model: All Aircraft are Manufactured by Beechcraft	Number of aircraft	Location	Owned/Note Payable/Capital Lease
99	6	Utah, Montana	Owned
99	6	South Dakota, Montana	Note Payable
1900	5	Montana, Utah, Bahamas	Owned
1900	8	North Dakota, Montana	Note Payable
1900	1	Montana	Capital Lease

     All aircraft are in working condition and alternately either in maintenance or assigned to a scheduled route

Market for Common Stock

Alpine Air's common stock is currently quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "APNX". Set forth below are the high and low closing bid prices for our common stock for each quarter during our two most recent fiscal years.   All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
January 31, 2009	$0.30	$0.10
April 30, 2009	$0.22	$0.15
July 31, 2009	$0.15	$0.08
October 31, 2009	$0.20	$0.16
January 31, 2010	$0.20	$0.085
April 30, 2010	$0.14	$0.082
July 31, 2010	$0.12	$0.07
October 31, 2010	$0.11	$0.05
January 31, 2011	$0.11	$0.064
April 30, 2011	$0.15	$0.09

We cannot guarantee that the present market for our common stock will continue or be maintained, and the resale of "unregistered" and "restricted" shares pursuant to Rule 144 of the Securities and Exchange Commission may substantially reduce the market price of our common stock.

Dividends

We have not paid dividends and do not anticipate paying dividends, in the foreseeable future, following the Transaction.

Directors and Executive Officers.

The members of the Board of Directors of Alpine Air serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.  The following are our directors and executive officers.

Name	Age	Position	Held Position Since
Eugene R. Mallette Rick C Wood	62 39	CEO Principal Financial Officer	1986 2010
Max A. Hansen	62	Secretary/Treasurer and Director	1986
Joseph O. Etchart	63	Chairman	2005
Ronald L. Pattison	54	Director	2006

Eugene R. Mallette began his career with Alpine Aviation in 1979 as its Sales Manager, and then became General Manager later in 1979.  He became Chief Executive Officer and Director upon acquiring Alpine Aviation in 1986.  Prior to his employment by Alpine Aviation, he was employed by the State of Montana as a staff auditor.  He received a B.A. in Business Administration from Carroll

College in 1971.  Mr. Mallette holds a commercial pilot's license and maintains his proficiency.  He devotes time to civic and charitable causes and was previously Chairman of the Better Business Bureau of Utah County and Vice-President of the Provo Chamber of Commerce and was named CEO of the Year for Small Public Companies in Utah in 2008.

Rick C. Wood was named the Principal Financial Officer of Alpine Air in January 2010 after serving as the Senior Accountant and Accounting Manager since February 2006.  He received a Bachelor of Science degree in Accounting from the University of Utah and has served in various accounting capacities for the last ten years. He is currently pursuing a Masters of Accountancy degree from the University of Phoenix in preparation for the CPA exam.  Prior to coming to Alpine Air, he worked as the controller of a local computer company where he began as an Accounting Clerk and Sales Consultant. Prior to his Accounting career, Mr. Wood had a successful sales career with CompUSA, Gateway Computers, American Express, and Qwest Communications. He currently volunteers at his local church tracking donations and expenses.

Max A. Hansen has been an Alpine Air Director since 1986 and legal advisor to the company since 1979.  He has been practicing law since 1976 and has owned his own firm, Max A. Hansen & Associates, P.C. since 1980.  He is licensed to practice law in Montana, Utah, and California and is admitted to practice before those state courts, the Federal courts of Montana and Utah, and the U.S. Supreme Court. Mr. Hansen provides legal services to Alpine Air as General Counsel.  He is a Past President of the State Bar of Montana and served for many years as the Montana Delegate to the American Bar Association House of Delegates. Mr. Hansen has received distinguished service awards from the State Bar of Montana and the Montana Supreme Court for his work on behalf of the legal system. He is a former member of the American Bar Association Standing Committee on the Federal Judiciary and is still a member of the Sales, Exchanges & Basis Committee of the ABA Tax Section. Mr. Hansen is also President and CEO of American Equity Exchange, Inc., a company which assists taxpayers with Section 1031 tax-deferred property exchanges nationwide. He is a Past President and sits on the Board of the Federation of Exchange Accommodators and holds a designation as a Certified Exchange Specialist (CES). Mr. Hansen received his law degree from the University of San Diego School of Law in 1976, where he was a member of the Law Review.  He received a BA in Political Science from Carroll College in 1971.

Joseph O. Etchart has been a member of our Board of Directors since April, 2002.  He formerly served as Alpine Air's Director of Public and Investor Relations.  He is also the President and CEO of Hinsdale Land Company, a real estate and agricultural enterprise in Montana.  Since 1985, Mr. Etchart has served on the Board of Directors, and is a former Chairman of the Board, of Montana Livestock Ag Credit, an agricultural lending institution in the Pacific Northwest.  He served two terms as President of the Washington, D.C. based National Public Lands Council, where he was involved in the legislative and regulatory process associated with federal land commodity production.  In addition, Mr. Etchart has held numerous civic, political and appointed posts, including Campaign Finance Chairman during the first successful election of Montana Governor Marc Racicot.  Mr. Etchart received a Bachelor of Arts degree in Sociology from Carroll College in 1970 and is an active member of numerous organizations, including the Knights of Columbus.

Ronald L. Pattison received his CPA Certificate in August of 1984 after graduating with a B.A. in Business Administration, specializing in Accounting. Ron has specialized in the design and administration of defined contribution plans, but also has a working knowledge of the requirements for defined benefit plans. He was the manager of the Defined Contribution practice group in the Albuquerque, New Mexico office of a national consulting firm. Ron left that practice in December of 1990 to start Pattison Pension Specialists, Inc., where he is currently a principal.

    Except as indicated below, to the knowledge of management, during the past 10 years, no director, person nominated to become a director, executive officer, promoter or control person of Alpine Air:

     (1) filed a petition under the Federal bankruptcy laws or any state insolvency laws or was a general partner or executive officer of any business entity that filed any bankruptcy petition or for which a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, either at the time of the bankruptcy or two years prior to that time;

     (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities:

(i)  acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type or business practice; or\

 (iii)  engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

     (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of Item 401 of Regulation S-K promulgated by the SEC, or to be associated with persons engaged in any such activity;

     (5)  was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

     (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodities Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(7)  was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)  any Federal or State securities or commodities law or regulation; or

(ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  (8)   was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The following tables set forth certain summary information concerning the compensation paid or accrued for each of Alpine Air's last three completed fiscal years to Alpine Air or its principal subsidiary Chief Executive Officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at October 31, 2010, the end of Alpine Air's last completed fiscal year).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation ($) (h)	All Other Compensation ($) (i)	Total Earnings ($) (j)
Eugene R. Mallette CEO	10/31/10 10/31/09 10/31/08	94,309 98,520 97,529	400 1,101 541	0 0 0	0 0 534	0 0 0	0 0 0	2,853 7,798 25,107	97,562 107,419 123,711
Bill Distefano, General Manager	10/31/10 10/31/09 10/31/08	135,361 133,042 138,986	83,519 78,938 66,368	0 0 0	0 0 534	0 0 0	0 0 0	2,217 11,685 6,942	221,097 226,665 212,830
Rick C. Wood, PFO	10/31/10 10/31/09 10/31/08	50,087 51,402 48,708	400 800 1,088	0 0 0	0 0 534	0 0 0	0 0 0	342 1,566 1,341	50,829 53,768 51,671

      Options/SAR Grants.

     During the year ended October 31, 2008 Alpine Air issued options to purchase 5,000 shares each to the CEO, Eugene Mallette, the General Manager, Bill Distefano, and the Principal Financial Officer, Rick Wood. These were issued as part of the same option grant offered to all full-time employees in July of 2008.

     There were no options to purchase shares issued during 2009 and 2010.

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table.

     No stock options or SARs were exercised during the fiscal year ended October 31, 2010 and 2009.

     Pension Table.

      None.

     Compensation of Directors.

     During the fiscal year ended October 31, 2010, no stock options were issued to any director. Board of Directors fees were $4,000 per quarter for services rendered.

     During the fiscal year ended October 31, 2009, no stock options were issued to any director. Board of Directors fees were $4,500 per quarter for services rendered.

     During the fiscal year ended October 31, 2008, each director was issued stock options to acquire 10,000 shares of common stock. These options have a two year restriction and an exercise price of $0.30 per share.

     Termination of Employment and Change of Control Arrangement.

     There are no compensatory plans or arrangements, including payments to be received from Alpine Air, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with Alpine Air or its subsidiaries, or any change in control of Alpine Air, or a change in the person's responsibilities following a change in control of Alpine Air.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Alpine Air's common stock as of July 20, 2011 by each person known by Alpine Air to be the beneficial owner of more than 5% of the 34,370,857 outstanding shares of common stock and each of Alpine Air's directors and executive officers.  All percentages after the transactions assume, for purposes of this table, 34,045,251 shares outstanding following the Transactions.  The total shares outstanding after the Transaction may differ depending on the number of fractional shares purchased.

Name and Address of Principal Stockholders	Common Stock	Percentage	Percentage After Transaction
Eugene R. Mallette 1177 Alpine Air Way Provo, Utah 84601	27,729,465(1)	80.68%	81.4%

Officers and Directors
Eugene R. Mallette, CEO and Director	27,729,465(1)	80.68%	81.4%
Max Hansen, Secretary/Treasurer, Director	11,874	Less than 1%	Less than 1%
Joseph O. Etchart, Director	17,445	Less than 1%	Less than 1%
Ronald L. Pattison, Director (2)	501,828	1.46%	1.47%
Bill Distefano, General Manger	1,130,560	3.29%	3.32%
All officers and directors as a group (5 persons)	29,391,172	85.4%	86.33%

(1)

15,000 of these shares are in the name of Mary Lou Mallette, Mr. Mallette’s wife.

(2)

Includes 18,000 shares held by Mr. Pattison’s wife and 37,800 shares held indirectly in Pattison Pension Specialist Inc. Retirement Trust and 36,930 held in Ronald Lyman Pattison Trustee 01/01/91 FBO Lyman Pattison Trust.

Unless otherwise noted above, Alpine Air believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

Stock Purchases

In January 2011, Alpine Air purchased 70,660 shares from our general manager, at $0.08 per share.  On February 24, 2011, Alpine Air purchased 1,512,964 shares from a stockholder at $0.10 per share in a privately negotiated transaction.  Additionally, in May 2011, we acquired 105,000 shares from a stockholder for $0.10 per share which were the market prices at the time of the purchase.  Additionally, one of our directors, Ronald L. Pattison, acquired 356,298 shares from a stockholder for a purchase price of $0.10 per share in March 2011.

MEETING AND VOTING INFORMATION

Recommendation of the Board of Directors

Our Board unanimously recommended a vote “FOR” the Transaction.

Shareholder Approval

 A majority of the outstanding shares entitled to vote will constitute a quorum for the purposes of approving the amendments to our Certificate of Incorporation to effect the Transaction.  Shares entitled to vote consist only of our Common Stock outstanding. The affirmative vote of a majority of the outstanding shares of our Common Stock is required for the adoption of each of the Reverse Stock Split proposal and the Forward Stock Split proposal and, accordingly, to approve the Transaction. As of the Record Date, approximately 85.4% of the votes represented by issued and outstanding shares of our Common Stock were collectively held by directors, executive officer, 10% stockholders and their affiliates.  The directors, executive officer, 10% stockholders and their affiliates have indicated that they intend to vote all of their 29,391,172 shares of our Common Stock, or approximately 85.4% of the issued and outstanding shares eligible to vote at the Special Meeting,) “FOR” the Transaction.  Accordingly, approval of the Transaction will pass.

Effectiveness of the Transaction

We anticipate that the Transaction will be effected as soon as possible after the date of the Special Meeting.  Following the effective date of the Transaction, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to exchange their share certificates and receive the cash payments.  Those stockholders entitled to a cash payment should not turn in their share certificates at this time.

Dissenters and Appraisal Rights

 No dissenters’ rights or other rights of appraisal are available to any stockholder under either the Delaware General Corporate Law or our Certificate of Incorporation.

Access Rights

We have made no provision in connection with the Transaction to grant our unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Stockholder Proposals

No proposals have been submitted by stockholders of the Company for consideration at the Special Meeting.  It is anticipated that the next Special Meeting of stockholders will be held during June 2011.  Stockholders who, in accordance with Rule 14a-8 of the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on February 28, 2012, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholders Sharing the Same Last Name and Address

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and Information Statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request by mail to Alpine Air, at 1177 Alpine Air Way, Provo, Utah 84601. We will promptly send additional copies of the annual report and/or Information Statement upon receipt of such request. You may also contact us if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Alpine Air stock at two different brokerage firms, your household will receive two copies of our Special Meeting materials—one from each brokerage firm.

OTHER BUSINESS

Other than as described above, the Board of Directors knows of no matters to be presented at the Special Meeting.

By Order of the Board of Directors,

Eugene Mallette

Chief Executive Officer

Dated: ________, 2011

Provo, Utah